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                                                                    EXHIBIT 10.2

                AGREEMENT FOR PURCHASE AND SALE OF ASSETS (PERU)
                                    [RIG 250]

     THIS AGREEMENT made this 6th day of May, 2005.

AMONG:

       PARKER DRILLING COMPANY OF OKLAHOMA INCORPORATED, SUCURSAL DEL PERU

                      (hereinafter referred to as "VENDOR")

                                      -and-

                          SAXON SERVICES DEL PERU S.A.

                    (hereinafter referred to as "PURCHASER")

     WHEREAS, the Vendor wishes to sell, and the Purchaser wishes to purchase, the Assets upon the terms and conditions of this Agreement.

     NOW THEREFORE in consideration of the premises hereto and of the covenants, warranties, representations, agreements and payments herein set forth and provided for, the Parties hereto covenant and agree as follows:

1.   INTERPRETATION

     (a)  DEFINITIONS

          Unless the context otherwise requires, in this Agreement (including the premises hereto, this clause and each Schedule) the words and phrases set forth below shall have the meaning ascribed thereto below, namely:

          "ASSETS" means:

          (i) Rig 250, as more fully described in Schedule "A" hereto (the "RIG") and all related inventory, equipment and tools, including all spares, drill pipe and collars, handling tools, subs, hand tools and those other items set out in Schedule "A" (all presently located in Iquitos, Peru), but specifically excluding the Excluded Assets;

          (ii) to the extent transferable, the full benefit of all warranties, rights, claims and securities held by the Vendor against third parties in relation to the Assets including, without limitation, all rights and claims of the Vendor in respect of all representations, warranties, covenants and indemnities made or given by third parties to or for the benefit of the Vendor or to which the Vendor has succeeded;

          (iii) all business and financial records of the Vendor related solely to the ownership, operation and maintenance of the Assets, including documents relating to the recent negotiations with Pluspetrol Peru Corporation S.A. in respect of Rig 250 but excluding the records described in subclauses (vii) and (viii) of the Excluded Assets definition;
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          (iv) all communications equipment on the Rig;

          (v)  the motor vehicle listed on Schedule "B";

          "CLOSING" means the execution of this Agreement, the transfer of the Assets to the Purchaser, the payment by Purchaser to Vendor of the Purchase Price, the delivery of all documents required hereby and the completion of all other transactions contemplated by this Agreement to occur on the date hereof;

          "CLOSING DATE" means the date hereof;

          "COLOMBIA PURCHASE AGREEMENT" means the Agreement for Purchase and Sale of Assets (Colombia), dated of even date herewith, by and between the Colombia branch of Parker Drilling Company International Limited and Saxon Services de Panama S.A., Sucursal Colombia;

          "ENCUMBRANCES" means liens, charges, pledges, options, promises to sell, lease or otherwise dispose of or encumber, mortgages, deeds of trust, security interests, claims, restrictions on title or transfer and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise, but excluding (i) liens for taxes or assessments not yet due and payable, (ii) mechanics', materialmen's, carriers', workers', repairers' and other similar liens arising or incurred in the ordinary and usual course of business relating to obligations that are not yet due and payable, (iii) any liens, encumbrances and other matters created or suffered by any landlord, sublandlord, grantor, lessor or licensor, as applicable, with an interest therein, arising or incurred in the Ordinary Course of Business and not yet enforceable, and (iv) such other encumbrances and encroachments the underlying obligations of which do not exceed $10,000 in the aggregate;

          "ENVIRONMENTAL CLAIM" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or other adversarial proceedings relating to any Environmental Law or Environmental Permit including, without limitation (i) any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other similar actions or damages pursuant to any applicable Environmental Law and (ii) any and all claims by a third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from unauthorized releases of Hazardous Substances or arising from alleged injury or threat of injury to human health, property, or the environment resulting from exposures to or releases of Hazardous Substances. An "Environmental Claim" includes, but is not limited to, a common law action, as well as a proceeding to issue, modify, terminate or enforce the provisions of an Environmental Permit or to enforce the requirements of Environmental Law;

          "ENVIRONMENTAL LAW" shall mean any federal, state, territorial or local statute, law, rule, regulation, ordinance, code or policy, of any Governmental Authority with jurisdiction over the Assets or the Vendor's operations in Peru (compliance with which is required by law or if the failure to comply therewith would be reasonably foreseeable to result in an adverse Environmental Claim), and any binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the protection or preservation of the environment or Hazardous Substances;


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          "ENVIRONMENTAL PERMITS" shall mean all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law;

          "EXCLUDED ASSETS" shall mean (i) all contracts, leases, agreements, permits and licenses of the Vendor, (ii) all accounts and notes receivable of the Vendor, (iii) all cash and cash equivalents and the cash balances in the bank accounts of the Vendor, (iv) the insurance policies of the Vendor, (v) the minute books, stock transfer books and corporate seals of the Vendor, (vi) all capital stock and other equity interests owned by the Vendor, (vii) all financial, accounting, legal, tax and audit records of the Vendor not related solely to the Assets,
          (viii) all original tax and audit records which support the tax returns filed by Vendor, whether or not related to the Assets, (ix) any intellectual property licenses of the Vendor, including without limitation, all computer software (including source and object codes), databases, data models or structures, algorithms, system architectures and related documentation, data and manuals, (x) all patents, trademarks, service marks, trade dress, trade names, logos, copyrights and mask works, registrations, applications and goodwill associated with the foregoing, trade secrets, know-how and confidential business information owned or used by the Vendor (including graphs and drawings not solely related to the Assets, price lists, market studies, business plans and business opportunities), (xi) all rights in Internet web sites and domain names used by the Vendor, and (xii) all rights in electronic mail addresses and in telephone, facsimile, cable or similar numbers used by the Vendor;

          "GOVERNMENTAL AUTHORITY" means any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions, including any regulatory authority, agency, department, board, commission or instrumentality of government, with jurisdiction over the Assets or the Vendor's operations in Peru;

          "HAZARDOUS SUBSTANCE" means any material designated by applicable Environmental Laws as a pollutant, contaminant, or industrial, toxic or hazardous waste or toxic or hazardous substance;

          "IQUITOS YARD LEASE" means the lease agreement dated May 4, 2002, between Toribia Pina Ahuanari, as landlord, and the Vendor, as tenant;

          "LEGAL REQUIREMENT" means any requirement under any federal, state, local, municipal, or foreign law applicable to the Assets or the Vendor's operations in Peru;

          "NEW YORK CONVENTION" means the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards;

          "ORDINARY COURSE OF BUSINESS" means the ordinary course of the Vendor's business consistent with the Vendor's past custom and practice and in accordance with good oilfield practice;

          "OTHER PURCHASE AGREEMENTS" means, collectively, the Colombia Purchase Agreement, the Peru Purchase Agreement (228) and the Peru Purchase Agreement (131 and 145);

          "PARTIES" means the parties to this Agreement and "Party" means either of them;

          "PERSON" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust or legal representative;


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          "PERU PURCHASE AGREEMENT (228)" means the Agreement for Purchase and
          Sale of Assets (Peru) dated of even date herewith for the sale of Rig 228, by and among Universal Rig Services Corp., Parker Drilling Company International Limited and the Purchaser;

          "PERU PURCHASE AGREEMENT (131 AND 145)" means the Agreement for Purchase and Sale of Assets (Peru) dated of even date herewith for the sale of Rigs 131 and 145, by and between Parker Drilling Company of Oklahoma Incorporated and Saxon Services de Panama S.A.;

          "PREMISES" means the yard leased by the Vendor pursuant to the Iquitos Yard Lease;

          "SUNAT OBLIGATIONS" means the customs duties obligations assessed against QMC Sucursal Peruana related to certain of the Assets which obligations are currently being discharged on an installment basis pursuant to an application for amnesty related to Resolution of Intendency No. 00784 dated September 25, 1998.

     (b)  INCORPORATION OF SCHEDULES

          Attached hereto are the following schedules:

          A - Rig & Inventory and Spare Parts
          B - Motor Vehicle
          C - Employees

          All schedules hereto are incorporated into and are part of this Agreement by this reference as fully as though contained in the body of this Agreement.

     (c)  SCHEDULE REFERENCES

          References herein to a schedule shall mean a reference to a schedule to this Agreement. References in any schedule to "the Agreement" shall mean a reference to this Agreement. References in any schedule to another schedule shall mean a reference to a schedule to this Agreement.

     (d)  CLAUSE AND SUBCLAUSE REFERENCES

          References herein to an article, clause or subclause shall mean a reference to an article, clause or subclause within the body of this Agreement. References herein to a subclause without identifying the clause of which the subclause referred to is a part shall mean a reference to such subclause within the same clause as is the subclause in which such reference is made.

     (e)  HEADINGS

          The headings of clauses and subclauses herein and in the schedules are inserted for convenience of reference only and shall not affect or be considered to affect the construction of the provisions hereof.

     (f)  GENDER

          In this Agreement words importing persons include companies and vice versa and words importing the masculine gender include the feminine and neuter genders and vice versa.


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     (g)  CURRENCY

          All references herein to currency are references to currency of United States of America.

     (h)  KNOWLEDGE

          As used herein, the phrase "to the best of Vendor's knowledge" or any phrase of similar import shall refer to the actual knowledge of Robert
          L. Parker, Jr., David Mannon, James Whalen, David McCann, Steve Carmichael and Ron Potter, without requirement for investigation or inquiry.

     (i)  AGREEMENT OF CONSTRUCTION

          This Agreement and all other documents executed and delivered pursuant hereto are the result of negotiations among and have been reviewed by respective legal counsel for the Parties and are the products of all Parties. Accordingly, they shall not be construed against any Party merely because of that Party's involvement in their preparation.

     (j)  INCONSISTENCIES

          If there is a direct contradiction between any provision contained in the body of this Agreement and those of a schedule to this Agreement, the provisions contained in the body of this Agreement shall prevail. Wherever any provision of this Agreement directly contradicts any provision of any document executed and delivered in connection with the Closing of the transactions contemplated by this Agreement, the provisions of this Agreement shall prevail.

2.   PURCHASE OF ASSETS

     (a) The Vendor hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to purchase from the Vendor, the Assets pursuant to the terms and conditions of this Agreement. The Vendor is not transferring, and shall retain all right, title and interest in and to, the Excluded Assets.

     (b) The purchase price (the "PURCHASE PRICE") for the purchase of the Assets is $4,000,000. Such Purchase Price shall be allocated among the Assets as follows:

          (i)  Rig - $3,500,000;

          (ii) Inventory and Consumable Spare Parts - $500,000.

          The allocations set forth above will be used by the Parties as the basis for reporting asset values and other items for purposes of all required tax returns, and the Parties shall not assert, in connection with any audit or other proceeding with respect to taxes (except to the extent asset values are not reflected above), any asset values or other items inconsistent with the allocations set forth above.


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     (c)  The Purchase Price, as reduced pursuant to Article 9, shall be paid at
          Closing by wire transfer of immediately available funds to the account designated by the Vendor.

     (d) All revenues, profits, benefits, expenses and obligations of every kind and nature arising or resulting from the ownership and operation of the Assets accruing on or prior to the Closing Date shall belong to the Vendor, and all revenues, profits, benefits, expenses and obligations of every kind and nature arising or resulting from the ownership and operation of the Assets accruing after the Closing Date shall belong to the Purchaser.

     (e) The Purchaser shall be liable for any transfer taxes, stamp, sales and use taxes and similar taxes, assessments, levies, tariffs, imposts, tolls, duties, export and import fees and charges, value added taxes, and similar costs relating to the sale or purchase of the Assets hereunder (collectively, "TRANSFER TAXES") and for any related interest and penalties, excluding (i) any tax on or measured by net or gross income or gain of the Vendor, and (ii) the SUNAT Obligations. The Purchaser shall promptly indemnify, defend and hold harmless the Vendor and its directors, officers, employees, agents, parent, subsidiaries and affiliates from any liability for any Transfer Taxes (including interest and penalties thereon). The Parties agree to take all such steps as are reasonably required to minimize any adverse tax consequences in respect of the transactions contemplated by this Agreement; provided that no Party shall be required to take any action that, in such Party's reasonable belief, would be detrimental to its tax position.

     (f) Promptly following the Closing, but in any event within ninety (90) days after the Closing Date, the Purchaser shall remove, or cause to be removed, from the Assets, any markings bearing the name "Parker" (including any variations or derivations thereof) or any trademarks, tradenames or logos of the Vendor or any of its affiliates.

3.   CLOSING

     (a)  At Closing, the Vendor will deliver to the Purchaser the following:

          (i) bills of sale of the Assets, in form and substance mutually satisfactory to the Parties, conveying the Assets to the Purchaser and duly executed by the Vendor;

          (ii) to the extent transferable, the assignment of all warranties, rights, claims and securities held by the Vendor against third parties in relation to the Assets;

          (iii) such resolutions of the Vendor as required to approve and authorize the sale of the Assets to the Purchaser;

          (iv) the books, records and documents described in clause 1(a)(iii);

          (v) documentation to effect the transfer of the Employees to the Purchaser in accordance with Article 9, duly executed by the Vendor;

          (vi) a guarantee of the obligations of the Vendor under this Agreement, in form and substance mutually satisfactory to the Parties, duly executed by Parker Drilling Company;


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          (vii) an invoice issued by the Vendor to the Purchaser in accordance with Peruvian law; and

          (viii) such other documents as the Purchaser may reasonably require to transfer the Assets to the Purchaser in accordance with this Agreement.

     (b)  At Closing, the Purchaser will deliver to the Vendor the following:

          (i) the Purchase Price, as reduced pursuant to Article 9, in the manner provided in clause 2(c);

          (ii) a guarantee of the obligations of the Purchaser under this Agreement, in form and substance mutually satisfactory to the Parties, duly executed by Saxon Energy Services Inc.;

          (iii) such resolutions of the Purchaser as are required to approve and authorize the purchase of the Assets by the Purchaser; and

          (iv) documentation to effect the transfer of the Employees to the Purchaser in accordance with Article 9, duly executed by the Purchaser.

     (c) On the Closing Date the Vendor will transfer and deliver possession of all of the Assets to the Purchaser. Upon completion of the Closing, title, ownership, possession and risk of loss of the Assets shall pass to the Purchaser and the Purchaser shall take delivery and possession of the Assets wherever they are located on the Closing Date.

4.   VENDOR REPRESENTATIONS

     The Vendor covenants with and represents and warrants to the Purchaser realizing that the Purchaser is relying upon such covenants, representations and warranties, that:

     (a) The Vendor has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation and has all requisite authority, power and corporate capacity to carry on its business, as now conducted and to own its properties and assets and has good right, full power and absolute authority to carry out its obligations under this Agreement, including, without limitation, the sale, transfer, assignment and conveyance of the Assets to the Purchaser in the manner herein provided for according to the true intent and meaning of this Agreement;

     (b) The Vendor has good and marketable title to the Assets, and the Assets are owned by the Vendor free and clear of all Encumbrances. No person has any agreement or option or any right capable of becoming an agreement for the purchase, lease or encumbering of the Assets or any of them;

     (c) There are no lawsuits, claims, proceedings, actions, judgments or investigations pending or, to the best of the Vendor's knowledge, threatened or contemplated against or with respect to, the Assets or the Vendor that would reasonably be expected to adversely affect the Purchaser's possession, ownership or operation of any of the Assets;


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     (d)  The Vendor is in compliance with all Legal Requirements and orders of
          Governmental Authorities, except to the extent that non-compliance would not reasonably be expected to result in a material claim against the Assets, and:

          (i) no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by the Vendor of, or a failure on the part of the Vendor to comply with, any Legal Requirement in respect to the Vendor's possession, ownership or operation of the Assets, except for a violation or failure to comply that would not reasonably be expected to result in a material claim against the Assets; and

          (ii) the Vendor has not received any written notice or other written communication from any Governmental Authority regarding any violation of, or failure to comply with, any Legal Requirement in respect of the Vendor's possession, ownership or operation of the Assets;

     (e) The execution, delivery of, performance of and compliance with the terms of this Agreement and any agreements to be executed and delivered pursuant hereto by the Vendor will not conflict with any term or provision of the articles or certificate of incorporation or bylaws or resolutions of the directors of the Vendor, result in any breach of, or constitute a default under and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under any term or provision of any indenture, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which the Vendor is a party or by which it is bound, or violate any judgment, decree, order, statute, rule or regulation applicable to the Vendor, which default, breach or violation would reasonably be expected to have a material adverse effect on the Assets. Except for approval by the Vendor's board of directors obtained on or prior to the date hereof, no consents, provisions or approvals are necessary for the Vendor to execute and deliver this Agreement and consummate the transactions contemplated hereby;

     (f) This Agreement has been duly authorized, executed and delivered by the Vendor and all other documents executed and delivered by the Vendor pursuant hereto have been duly authorized, executed and delivered by the Vendor and constitute legal, valid and binding obligations of the Vendor enforceable in accordance with their respective terms, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws relating to or affecting creditors rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or in law);

     (g) Schedule "A" constitutes a complete and accurate list and description as of the date hereof of the Rig and all related inventory, equipment and tools, including all spares, drill pipe and collars, handling tools, subs, hand tools and other items constituting part of the Assets (excluding, however, any Excluded Assets);

     (h) The Assets are in material compliance with all Environmental Laws applicable to the Vendor's operations in Peru relating to the protection of the environment, occupational health and safety or the processing, use, treatment, storage, disposal, discharge, transport or handling of Hazardous Substances and the Vendor holds all Environmental Permits required by Environmental Laws to be held by it for the operation of the Assets as operated by the Vendor on the date hereof, except to the extent that any non-compliance with Environmental Laws or


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          failure to obtain an Environmental Permit would not reasonably be expected to result in a material Environmental Claim against the Assets. The Vendor has not received written notice of any Environmental Claims or been prosecuted for, an offence alleging non-compliance of any Asset with any Environmental Law, and, to the best of the Vendor's knowledge, there are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures to be made with respect to the Assets, nor has the Vendor received written notice of any of the same. To the best of Vendor's knowledge, there has not been a release of any Hazardous Substance on or from any Asset with respect to which the Vendor is or may reasonably be alleged to have material liability, other than a release that would not reasonably be expected to result in a material Environmental Claim against the Assets, nor has the Vendor received any written notice that it is potentially responsible for a federal, provincial, municipal or local clean-up site or corrective action under any applicable Environmental Laws that would be binding on the Purchaser or the Assets after the Closing. The representations in this clause 4(h) shall constitute the sole and exclusive representations provided by the Vendor regarding environmental matters;

     (i) The Vendor has not assigned or in any way restricted its rights nor has any third party restricted the Vendor's rights to receive revenue from the Assets in any manner that will impair the Purchaser's right to receive revenues from the Assets after the Closing Date;

     (j) The Vendor has not incurred any liability, contingent or otherwise, for broker's, agent's or finder's fees in respect of this Agreement for which the Purchaser shall have any obligation or liability;

     (k) Since April 15, 2005 the Assets have been maintained by the Vendor in substantially the same condition as when inspected by the Purchaser, reasonable wear and tear excepted, and no Assets have been transferred or lost (subject to consumption and replenishment of inventory in the Ordinary Course of Business);

     (l) The Vendor is not in a state of bankruptcy or moratorium and has not sought protection under any bankruptcy or moratorium law or in general sought or initiated any action designed to receive protection against creditors in general;

     (m) To the best of Vendor's knowledge, the Assets together with the assets being sold pursuant to the Peru Purchase Agreement (131 and 145) constitute all of the assets of the Vendor and its affiliates in Iquitos, Peru.

5.   VENDOR'S REPRESENTATIONS-SURVIVAL AND OTHER MATTERS

     EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET OUT IN CLAUSE 4 HERETO, THE VENDOR IS SELLING AND THE PURCHASER IS PURCHASING THE ASSETS "AS IS, WHERE IS" AND "WITH ALL FAULTS," AND THE VENDOR IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THOSE REGARDING MERCHANTABILITY, VALUE, PHYSICAL CONDITION, PERFORMANCE, USE OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSETS. THE PURCHASER AGREES, BY ITS EXECUTION HEREOF, THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND THE PURCHASER DOES FURTHER AGREE THAT IT HAS EXAMINED AND IS FAMILIAR WITH THE ASSETS AND IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES REGARDING THE ASSETS OTHER THAN AS SET FORTH IN CLAUSE 4 OF THIS AGREEMENT.


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     Notwithstanding anything to the contrary herein expressed or implied, it is expressly agreed and understood that the representations and warranties contained in clause 4 of this Agreement shall survive the Closing for a period of two (2) years from the Closing Date. No claim for breach of the representations and warranties contained in clause 4 may be made by the Purchaser unless written notice of such claim has been given to the Vendor within the two (2) year time period referred to above; provided that any such claim shall be subject in all respects to the limitations set forth in
     Article 8, except that the Basket and Cap set forth in clause 8(a) shall not apply to breaches of the representations and warranties in clauses
     4(a), 4(b), 4(e), 4(f), 4(j), 4(k) and 4(l) and the Basket set forth in clause 8(a) shall not apply to breaches of the representations and warranties in clause 4(i). This clause shall not limit enforceability of any covenant or agreement of the Parties which contemplates performance after the Closing.

6.   PURCHASER'S REPRESENTATIONS

     The Purchaser covenants with and represents and warrants to the Vendor realizing that the Vendor is relying upon such covenants, representations and warranties, that:

     (a) The Purchaser is duly incorporated and validly existing under the laws of Peru and has good right, full power and absolute authority to purchase the Assets from the Vendor according to the true intent and meaning of this Agreement;

     (b) The execution, delivery of, performance of and compliance with the terms of this Agreement and any agreements to be executed and delivered pursuant hereto by the Purchaser will not result in any breach of, or constitute a default under and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under any term or provision of the articles, by-laws or resolutions of shareholders or directors of the Purchaser or any indenture, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which the Purchaser is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to the Purchaser;

     (c) This Agreement has been duly authorized, executed and delivered by the Purchaser and all other documents executed and delivered by the Purchaser pursuant hereto have been duly authorized, executed and delivered by the Purchaser and constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws relating to or affecting creditors rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or in law);

     (d) The Purchaser has not incurred any liability, contingent or otherwise, for broker's, agent's or finder's fees in respect of this Agreement for which the Vendor shall have any obligation or liability.

7.   SURVIVAL OF PURCHASER'S REPRESENTATIONS

     Notwithstanding anything to the contrary herein expressed or implied, it is expressly agreed and understood that the representations and warranties contained in clause 6 of this Agreement shall survive Closing for a period of two (2) years from the Closing Date. No claim for breach of the representations and warranties contained in clause 6 may be made by the Vendor unless written notice of such claim has been given to the Purchaser within the two (2) year time period referred to above.


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     This clause shall not limit enforceability of any covenant or agreement of the Parties which contemplates performance after the Closing.

8.   INDEMNITIES

     (a)  The Vendor shall:

          (i) be liable to the Purchaser and its directors, officers, employees, agents, parents, subsidiaries and affiliates (collectively, the "PURCHASER INDEMNITEES") for all losses, costs, damage and expenses whatsoever (including penalties and legal costs relating thereto or in defense thereof) (collectively, "DAMAGES") which the Purchaser may pay or incur as a result of:

               A. any violation of any Environmental Laws or Environmental Permits in connection with the Vendor's ownership, occupancy, use or operation of the Assets on or before the Closing Date;

               B. any Environmental Claim which arises out of the Vendor's ownership, use or operation of the Assets on or before the Closing Date;

               C. Vendor's employment of any former employees of the Vendor, including, without limitation, (1) any liability for unpaid compensation, severance, benefits and other payments owed to Fixed Term Employees, to the extent such liability exceeds the amount of the adjustment to the Purchase Price pursuant to Article 9, and (2) any liability for compensation, bonuses, accrued severance or other payments owed to Indefinite Term Employees;

               D. any liabilities of the Vendor, including without limitation, any liabilities of the Vendor for customs duties and taxes other than those for which the Purchaser is responsible pursuant to clause 2(e) and other than liabilities for customs duties, taxes and similar assessments resulting from actions or omissions of the Purchaser after the Closing Date; and

               E. any other occurrence, event, condition or circumstance in connection with the Vendor's ownership or operation of the Assets occurring prior to the Closing Date; and

          (ii) indemnify and save the Purchaser Indemnitees harmless from all actions, causes of action, proceedings, claims, demands and Damages brought or made against the Purchaser Indemnitees or which the Purchaser Indemnitees may pay or incur, arising out of, resulting from or in any way related to any of the foregoing in subclauses A. to E. of clause 8(a)(i).

          The Vendor will have no obligation to indemnify the Purchaser Indemnitees pursuant to this clause 8(a) until the aggregate amount of all Damages suffered by the Purchaser Indemnitees exceeds $24,000 (the "BASKET"), in which case the Vendor shall be liable to the Purchaser Indemnitees for all Damages in excess of, but not including, the Basket. The Vendor's obligation to indemnify the Purchaser Indemnitees pursuant to this clause 8(a) shall not exceed an aggregate amount equal to (A) if the transactions contemplated by the Other Purchase Agreements are not consummated, $1,000,000, (B) if the transaction contemplated by the Peru Purchase Agreement (131 and 145) is consummated, but the transactions contemplated by the Colombia Purchase Agreement and the Peru Purchase Agreement (228) are not or have not been consummated, $2,750,000 reduced (on a dollar-for-dollar basis) by the aggregate amount of Damages from which the purchaser under the Peru Purchase Agreement (131 and 145) has been indemnified, (C) if the transactions contemplated by the Colombia Purchase Agreement and the Peru Purchase Agreement (228) are consummated, but the transaction contemplated by the Peru Purchase Agreement (131 and 145) is not or has not been consummated, $6,750,000 reduced (on a dollar-for-dollar basis) by the aggregate amount of Damages from which any purchaser under the Colombia Purchase Agreement or the Peru Purchase Agreement (228) has been indemnified, or (D) if the transactions contemplated by all the Other Purchase Agreements are consummated, $8,500,000 reduced (on a dollar-for-dollar basis) by the aggregate amount of Damages from which any purchaser under any Other Purchase Agreement has been indemnified (the "CAP"). The Parties agree that in the event the Peruvian National Tax Authority (SUNAT) or other Governmental Authority responsible for the assessment or collection of taxes seizes or confiscates an Asset on the basis of unsatisfied tax or customs duties obligations of the Vendor, the limitation set forth in the preceding sentence shall not apply and, to the extent the Purchaser Indemnitees' Damages pursuant to clause 8(a)(i)(D) exceed the Cap, the Purchaser Indemnitees shall be entitled to recover an amount of such excess Damages equal to the amount by which (i) the portion of the Purchase Price paid for such seized or confiscated Asset exceeds (ii) the Cap. In no event will the Vendor's obligation to indemnify the Purchaser Indemnitees under this Agreement exceed an amount equal to the Purchase Price.

     (b)  The Purchaser shall:

          (i) be liable to the Vendor and its directors, officers, employees, agents, parent, subsidiaries and affiliates (collectively, the "VENDOR INDEMNITEES") for all Damages which the Vendor may pay or incur; and

          (ii) indemnify and save the Vendor Indemnitees harmless from all actions, causes or action, proceedings, claims, demands and Damages brought or made against the Vendor Indemnitees or which the Vendor Indemnitees may pay or incur, as a result of or in connection with (A) the Purchaser's employment of any present or former employee of the Vendor after the Closing Date and (B) the ownership, occupancy, use or operation of the Assets after the Closing Date including, without limitation, as a result of any (i) violation of any Environmental Laws or Environmental Permits or (ii) Environmental Claim, which arises out of the ownership, occupancy, use or operation of the Assets after the Closing Date.

          The Purchaser will have no obligation to indemnify the Vendor Indemnitees pursuant to this clause 8(b) until the aggregate amount of all Damages suffered by the Vendor Indemnitees exceeds the Basket, in which case the Purchaser shall be liable to the Vendor Indemnitees for all Damages in excess of, but not including, the Basket. The Purchaser's obligation to indemnify the Vendor Indemnitees pursuant to this clause 8(b) shall not exceed an aggregate amount equal to the Cap. The limitations provided in the two preceding sentences shall not apply in the event of a failure of consideration.

     (c) In addition to clause 8(b), the Purchaser hereby releases and agrees to defend, indemnify and hold harmless the Vendor Indemnitees from and against any and all causes of action, claims, damages, demands, liability, losses and suits of every type and character that the Purchaser, its employees, owners, legal counsel or other authorized representatives (collectively, the "PURCHASER GROUP") may have against the Vendor Indemnities as a result of any property damage and/or bodily injury sustained on or prior to the Closing Date by the Purchaser Group while on any premises or any assets of the Vendor or any affiliate of the Vendor. THIS RELEASE AND OBLIGATION TO INDEMNIFY AND HOLD HARMLESS THE VENDOR INDEMNITEES SHALL APPLY REGARDLESS OF THE CAUSE OF THE LOSS OR CLAIM, EXCEPT WHERE SUCH LOSS OR CLAIM ARISES IN WHOLE OR IN PART FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE VENDOR INDEMNITEES OR ANY OF THEM.

     (d) If any action or proceeding is commenced in which a Party entitled to seek indemnification hereunder (an "INDEMNITEE") is a party which may give rise to a claim for indemnification (an "INDEMNIFICATION CLAIM") against an indemnifying party hereunder (an "INDEMNITOR"), including without limitation, an action or proceeding commenced or brought by a Govenmental Authority to confiscate or seize an Asset, then such Indemnitee shall promptly give written notice to the Indemnitor. Failure to notify promptly the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnitee, except to the extent the defense of such action or proceeding is materially and irrevocably prejudiced by the Indemnitee's failure to give such notice. An Indemnitor will have the right to defend against an Indemnification Claim with counsel of its choice reasonably satisfactory to the Indemnitee if within twenty (20) days following the receipt of notice of the Indemnification Claim, the Indemnitor notifies the Indemnitee in writing that the Indemnitor will assume the defense of such Indemnification Claim, provided that if the Indemnitee reasonably determines in good faith that there exists a conflict of interest that makes representation by the same counsel inappropriate, the Indemnitee shall be entitled to employ one firm of separate counsel at the expense and cost of the Indemnitor and, provided, further, that if the Indemnification Claim results from a proceeding for the confiscation or seizure of an Asset, that the Indemnitor has posted bond in an amount satisfactory to the party making the confiscation or seizure that will prevent or release the confiscation or seizure of the Asset while the proceeding is pending. If the Indemnitor fails to notify the Indemnitee within such 20-day period that it will assume the defense of the Indemnification Claim, the Indemnitee shall have the right (upon further notice to the Indemnitor) to undertake the defense at the expense of the Indemnitor; provided that in no event will the Indemnitee consent to the entry of a judgment or enter into a settlement with respect to such claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). So long as the Indemnitor is conducting the defense of the Indemnification Claim, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim and (ii) the Indemnitee will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). The Indemnitor will not enter into any settlement with respect to the Indemnification Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld or delayed) unless such settlement (A) requires solely the payment of money damages by the Indemnitor and (B) includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnitee and the Persons for whom the Indemnitee is acting from all liability in respect of the proceeding giving rise to the Indemnification Claim.

     (e) The Parties further agree that the following procedures shall apply with respect to any claim under this Article 8:

          (i) The Indemnitee shall use commercially reasonable efforts to mitigate any Damages that such Indemnitee asserts under this
               Article 8. In the event that an Indemnitee shall fail to use such commercially reasonable efforts to mitigate any Damages, then notwithstanding anything else to the contrary contained herein, the Indemnitor shall not be required to indemnify such Indemnitee for any Damages that could reasonably be expected to have been avoided if the Indemnitee had made such efforts.

          (ii) The amount of any Damages for which indemnification is provided under this Article 8 shall be reduced by (A) any net amounts recovered from an unaffiliated third party by the Indemnitee under insurance policies and arrangements with respect to such Damages and (B) the present value of any tax benefits to be realized by the Indemnitee from the incurrence or payment of any such Damages.

          (iii) The determination of the dollar amount of any Damages shall be based solely on the actual dollar value of such Damages, on a dollar-for-dollar basis, and shall not take into account any multiplier valuations, including any multiple based on earnings or other financial indicia.

          (iv) Any claim for indemnification under this Agreement shall, to the extent practicable, describe the claim in reasonable detail, include copies of any material written evidence thereof and indicate the estimated amount of such claim.

     (f) The remedies of the Parties specifically provided for by this Agreement shall be the sole and exclusive remedies of the Parties for all matters covered hereby; provided that this clause shall not limit enforceability of any covenant or agreement of the Parties which contemplates performance after the Closing. The Parties agree that it is their intent that notwithstanding anything to the contrary contained in this Agreement, neither the Vendor nor the Purchaser shall be liable to any other Party, its parent, subsidiaries or affiliates or, its or their officers, directors, shareholders, successors or permitted assigns, for claims for consequential, special, treble, exemplary, incidental, indirect or punitive damages of any nature under or pursuant to this Agreement or in connection with or resulting from the transactions contemplated hereby, including claims in the nature of diminution or loss of value, irrespective of whether such claims are based upon negligence, strict liability, contract, operation of law or otherwise.

9.   EMPLOYEES

     The Vendor shall cooperate with the Purchaser to effectuate the transfer to the Purchaser of the Employees listed on Schedule "C" (the "EMPLOYEES"). With respect to Employees who are employed by the Vendor on a fixed term basis on the Closing Date ("FIXED TERM EMPLOYEES"), at the Closing the Vendor shall assign to the Purchaser, and the Purchaser shall assume as of the Closing Date, the contracts for the employment of such Fixed Term Employees and the Purchase Price shall be reduced by the aggregate amount of unpaid compensation, severance, benefits and other payments accrued and owing to such Fixed Term Employees transferred to the Purchaser through the Closing Date. With respect to Employees who are employed by the Vendor on an indefinite term basis ("INDEFINITE TERM EMPLOYEES"), the Vendor shall terminate the employment of such Indefinite Term Employees effective as of the Closing Date and shall pay in full all compensation, bonuses, accrued severance, and other payments that may result from the Vendor's termination of the employment of such Indefinite Term Employees.

10.  ACCESS

     During the period commencing on the Closing Date and ending on the earlier of (i) the date on which Parker Drilling of Oklahoma Incorporated and the Purchaser enter into a sublease covering the Premises, or (ii) December 31, 2005 (the "ACCESS PERIOD"), the Vendor shall permit the Purchaser, its employees, contractors and representatives to have access to the Premises for the purpose of housing the Assets and allowing the Purchaser, its employees, contractors and representatives to perform repair and upgrade work on the Rig (the "ACTIVITIES") on the terms and conditions set forth in this clause 10. Notwithstanding the foregoing, the Vendor may terminate the access granted hereunder upon three (3) days prior written notice to the Purchaser upon any breach by the Purchaser of this clause 10. In consideration of the Vendor's grant of access to the Premises, the Purchaser agrees to pay the rent under the Iquitos Yard Lease, which the Parties agree is $1,000 per month. During the Access Period the Purchaser shall carry, and shall ensure that its contractors carry, reasonable liability insurance in regards to the Activities, and further agrees to furnish the Vendor copies of such insurance policies or certificates of such insurance from time to time upon request. The Purchaser has been furnished a copy of the Iquitos Yard Lease and agrees to abide by the terms thereof at all times during the Access Period. The Purchaser shall, promptly and at its sole cost and expense, repair any damage to the Premises caused by the Activities and otherwise hold the Vendor harmless from any claims brought on behalf of the landlord arising from a breach by the Purchaser, its employees, contractors or representatives of the terms of the Iquitos Yard Lease. The Purchaser shall be solely responsible for the actions of its employees, contractors and representatives relating to the Activities and entry of same onto and into the Premises, and shall indemnify and hold harmless the Vendor and its directors, officers, employees, agents, parent, subsidiaries and affiliates from and against any and all causes of action, claims, damages, demands, liability, losses and suits of every type and character arising or resulting from any property damage and/or bodily injury sustained by any Person as a result of the Activities or the Purchaser's entry onto or into the Premises, INCLUDING, WITHOUT LIMITATION, CAUSES OF ACTION, CLAIMS, DAMAGES, DEMANDS, LIABILITIES, LOSSES AND SUITS CAUSED OR CONTRIBUTED TO BY ANY INDEMNIFIED PARTY'S SOLE OR CONCURRENT ORDINARY NEGLIGENCE THAT DOES NOT AMOUNT TO GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IT BEING THE PURCHASER'S INTENTION TO HEREBY INDEMNIFY SUCH PARTIES AGAINST THEIR OWN STRICT LIABILITY AND THEIR OWN SOLE OR CONCURRENT ORDINARY NEGLIGENCE. The Purchaser acknowledges and agrees that the access granted hereby is subject in all respects to the Vendor's rights under the Iquitos Yard Lease and that the Vendor has made no representations, warranties or promises regarding the Purchaser's continued use or enjoyment of the Premises during the Access Period.

11.  NATIONALIZATION

     The Vendor represents and warrants that the Assets which are subject to the SUNAT Obligations are fully and permanently nationalized. Except as provided in the preceding sentence, no representation and warranty (express or implied) is made regarding the import status of the Assets. This representation and warranty shall survive the Closing for an unlimited period.

     Notwithstanding anything contrary in this Agreement, the Vendor shall:

          (i) be liable to the Purchaser Indemnitees for all Damages which the Purchaser may suffer, pay or incur; and

          (ii) indemnify and save the Purchaser Indemnitees harmless from all actions, causes of action, proceedings, claims, demands and Damages brought or made against the Purchaser Indemnitees or which the Purchaser Indemnitees may suffer, pay or incur, arising out of, resulting from or in any way related to, a default in the discharge of the SUNAT Obligations.

     For certainty, the Parties acknowledge that neither the Basket nor the Cap apply to this clause 11. In no event will the Vendor's obligation to indemnify the Purchaser Indemnitees under this Agreement exceed an amount equal to the Purchase Price. The Parties agree that the procedures and limitations set forth in clauses 8(d) and 8(e) shall apply with respect to any claim for indemnification under this Article 11.

12.  FURTHER ASSURANCES

     Without further consideration, each Party shall from time to time, and at all times, execute, acknowledge and deliver such other documents and shall take such other action as may be necessary in order to fully perform and carry out the terms of this Agreement.

13.  CONSTRUCTION

     This Agreement and all agreements contemplated hereby shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

14.  ARBITRATION

     (a) Any dispute, controversy or claim arising out of or relating to this Agreement that cannot be or has not been resolved among the Parties, shall be resolved in accordance with the procedures specified in this
          Article 14, which shall constitute the sole and exclusive procedures for the resolution of disputes.

     (b) Each Party agrees to use their respective commercially reasonable efforts to settle promptly any disputes or claims arising out of or relating to this Agreement, through negotiations conducted in good faith between Persons holding a senior management position in each Party having authority to reach such a settlement. All negotiations pursuant to this Article 14 shall be confidential and shall be treated as compromise and settlement negotiations and shall not be admissible for any purposes in any subsequent arbitration or any other proceeding (if any).

     (c) Any dispute arising out of or relating to this Agreement which has not been resolved by negotiations as provided in clause 14(b) within fifteen (15) days from the date that such negotiations shall have been first requested by any Party shall be settled by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"). All proceedings shall be subject to the Federal Arbitration Act and the New York Convention. Any dispute submitted to arbitration pursuant to the provisions of this clause 14(c) shall be settled by a single arbitrator selected under the rules of the AAA (the "ARBITRATOR") from its panel of arbitrators for large, complex commercial disputes, and the cost and expense of such Arbitrator shall be shared equally among the participants in the arbitration. In no case shall there be any ex parte communications between any Party and the Arbitrator regarding any dispute among the Parties. If any Party refuses to participate in good faith in negotiations as provided in clause 14(b), then any applicable Party may initiate arbitration at any time after such refusal without waiting for the expiration of the fifteen (15) day period. Except as provided in clause 14(d), relating to provisional remedies, the Arbitrator shall decide all aspects of any dispute brought to it, including whether a particular dispute is or is not arbitrable, attorney disqualification and the timeliness of the making of any claim. The Arbitrator shall have the discretion to order a pre-hearing exchange of information by the Parties, including the production of requested documents, the exchange of testimony of proposed witnesses, and the examination by deposition of Parties. The Arbitrator shall not have the authority to make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

     (d) Except as otherwise specifically provided herein, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Texas state court or federal court sitting in Harris County, Texas and any appellate court from any thereof, in any action or proceeding arising out of or relating to or in connection with this Agreement, and in which provisional, interim or conservatory measures are sought pending resolution of any arbitration proceeding pursuant to this Article 14 or in which an order to compel arbitration in accordance with this Agreement or to vacate an arbitral award on such grounds as permitted by the Federal Arbitration Act or the New York Convention, as applicable, is sought. Notwithstanding the foregoing, any Party may proceed to any Texas state court or federal court sitting in Harris County, Texas, or to the Arbitrator to obtain provisional relief if such action is necessary to avoid irreparable harm or to preserve the status quo pending the resolution of the dispute in accordance with the provisions of this Article 14.

     (e) The site of any arbitration brought pursuant to this Agreement shall be Houston, Texas and the language in which the arbitration shall be conducted, including all writings relating thereto (including the award of the Arbitrator), shall be English. All discovery activities shall be completed within thirty (30) days after the initial meeting of the Arbitrator. The award of the Arbitrator shall (i) be final and binding upon the Parties, (ii) be issued within sixty (60) days after the initial meeting with the Arbitrator (and if not reasonably practicable within such time period, then within such additional time as the Arbitrator determines but in any event no longer than six (6) months after the initial meeting), (iii) be in writing, and (iv) set forth the factual and legal basis for such award. The Arbitrator may not award attorneys' fees and cost of the arbitration to the prevailing Party. Each Party shall bear their own attorneys' fees. Except as otherwise provided herein, the costs of the arbitration shall be shared equally among the participants in the arbitration. The arbitral award shall be made and payable in dollars of the United States of America free of any tax withholding or other deduction. Judgment on the award rendered by the Arbitrator may be entered and enforced in any court having jurisdiction thereof in accordance with the New York Convention and any other applicable convention or treaty.

     (f) Only damages allowed pursuant to this Agreement may be awarded and no Arbitrator shall have the authority to award loss of profits, loss of revenue or any incidental, special or consequential loss or damage of any nature arising at any time or from any cause whatsoever, or punitive or exemplary damages.

     (g) Each of the Parties consents to the submission of any dispute for settlement by final and binding arbitration in accordance with the provisions of clause 14(b), and hereby waives the right to proceed to court or any other forum that may apply to it by reason of its present or future domicile, or for any other reason. Furthermore, each Party hereby irrevocably waives its right to raise any objection or defense that such Party is not personally subject to the jurisdiction of the arbitration tribunal or the relevant court where the enforcement of the award is sought (as the case may be), that the venue of any such suit, action or proceeding for enforcement is improper or inconvenient, that such suit, action or proceeding for enforcement is brought in an inconvenient forum, or that this Agreement or the subject matter hereof may not be enforced in or by the arbitration tribunal. Such consent shall satisfy the requirements for:

          (i)  A written arbitration agreement among the Parties, pursuant to
               Article I of the Inter-American Convention on International Commercial Arbitration (Convencion Interamericana sobre Arbitraje Comercial Internacional), promulgated in Panama on January 30, 1975; and

          (ii) An "agreement in writing" pursuant to Article II of the New York Convention.

     (h) Each Party irrevocably consents to service of process by overnight courier service, by mail or by telecopy to its offices at the address specified for such Party in Article 17.

     (i) The Parties hereby agree to continue to perform their obligations hereunder while any dispute is pending.

     (j) Each of the Parties hereby undertakes without delay to implement, perform or comply with the provisions of any arbitral award or decision. If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then the Parties hereby agree that all such proceedings shall be consolidated into a single arbitral proceeding before a single Arbitrator.

15.  ENUREMENT; NO THIRD PARTY RIGHTS

     This Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to herein will be construed to give any Person other than the Parties to this Agreement and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision hereof.

16.  TIME

     Time shall be of the essence of this Agreement.

17.  NOTICES

     Whether or not so stipulated, all notices required or permitted herein shall be in writing. The address for notice of each of the Parties hereto shall be as follows:

     VENDOR:    c/o Parker Drilling Company
                1401 Enclave Parkway, Suite 600
                Houston, Texas 77077
                Attention: Robert L. Parker, Jr. and David Mannon
                Telecopy No.: (281) 406-1020

     PURCHASER: Saxon Services del Peru S.A.
                c/o Estudio Cardenas Marroquin Merino Abogados
                Centro Empresarial Real - Av. Victor Andres Belaunde 147 Via Principal 110
                Torre Real Cinco
                Piso 12, Lima 27 - Peru
                Attention: Victor M. Marroquin
                Telecopy No.: +51-1-421-8459

     Either of the Parties hereto may from time to time change its address for service herein by giving written notice to the other Party hereto. Any notice may be served by:

     (a) personal service by leaving it with the Party or at the offices of the Party at that Party's address hereinbefore given;

     (b) by mailing the same by prepaid post in a properly addressed envelope addressed to the Party hereto at its address for service herein;

     (c) by telecopier (or by any other like method by which a written and recorded message may be sent) directed to the Party to whom they are to be delivered at that Party's address, telecopy or telex number hereinbefore given.

     Any notice given by personal service or telecopy shall be deemed to be given on the date of such service and any notice given by mail shall be deemed to be given to and received by the addressee on the third day (except Saturdays, Sundays, statutory holidays and days upon which postal service in Canada or the United States is interrupted) after the mailing thereof.

18.  PRIOR AGREEMENTS AND AMENDMENTS

     This Agreement, together with the Schedules hereto and the other documents delivered pursuant hereto, constitutes the entire agreement of the Parties in respect of its subject matter and shall supersede and replace any and all prior agreements (written or oral) between the Parties hereto relating to the subject matter set forth herein and may be amended only by written instrument signed by all Parties hereto.

19.  COUNTERPART EXECUTION

     This Agreement may be executed in one or more counterparts by the Parties hereto and delivered by telecopy, each of which shall be deemed an original but all of which together shall constitute one agreement.

20.  INVALIDITY OF A PARTICULAR PROVISION

     The invalidity of any particular provision of this Agreement shall not affect any other provision hereto, but this Agreement shall be construed as if such invalid provision were omitted.

21.  ASSIGNMENT

     Neither the Vendor, on the one hand, nor the Purchaser, on the other, may assign this Agreement or any part thereof without the prior written consent of the other.

22.  FEES AND EXPENSES

     Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses. The Vendor, on the one hand, and the Purchaser, on the other hand, shall indemnify and hold harmless the other Party from and against any and all claims or liabilities for broker's, agent's or finders' fees incurred by reason of any action taken by such Party or otherwise arising out of the transactions contemplated by this Agreement by any Person claiming to have been engaged by such Party.

23.  SPECIFIC PERFORMANCE

     The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

24.  NO WAIVER; CUMMULATIVE REMEDIES

     The rights and remedies of the Parties provided in this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law and except as otherwise provided in this Agreement, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        PARKER DRILLING COMPANY OF OKLAHOMA
                                        INCORPORATED, SUCURSAL DEL PERU


                                        By: /s/ DAVID W. TUCKER
                                            ------------------------------------
                                        Name: David W. Tucker
                                              ----------------------------------
                                        Title: VP
                                               ---------------------------------


                                        SAXON SERVICES DEL PERU S.A.


                                        By: /s/ W DAWSON
                                            ------------------------------------
                                        Name: Walter Dawson
                                              ----------------------------------
                                        Title: Director
                                               ---------------------------------

  [Agreement for Purchase and Sale of Assets (Peru) [Rig 250] - Signature Page]

The following schedules to the Agreement for Purchase and Sale of Assets
(Peru)[Rig 250] dated as of May 6, 2005, by and between Parker Drilling Company of Oklahoma Incorporated, Secursal del Peru and Saxon Services del Peru S.A. have been omitted, and the Registrant agrees to furnish supplementally a copy of any such omitted schedules to the Securities and Exchange Commission upon its request:


          Schedules
          ---------

          Schedule A - Rig & Inventory and Spare Parts
          Schedule B - Motor Vehicle
          Schedule C - Employees